ASSET PURCHASE AGREEMENT

by and between

OMNITEK ENGINEERING CORP.

as Seller,

OMNITEK CORP.

as Buyer,

and

Werner Funk

as Buyer Executive

Dated as of October 2, 2026

TABLE OF CONTENTS

Page

ARTICLE I.DEFINITIONS 1

1.1Defined Terms 1

1.2Interpretation 8

ARTICLE II.THE TRANSACTIONS8

2.1Purchase and Sale of Assets 8

2.2Assumption of Liabilities 8

2.3Purchase Price8

2.4Closing 9

2.5Closing Deliverables 9

2.6Allocation 10

2.7Nontransferability of Assumed Contract 10

2.8Further Assurances 10

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER 11

3.1Organization and Authority of Seller; Enforceability11

3.2No Conflicts; Consents11

3.3Title to Purchased Assets 12

3.4Intentionally Deleted 12

3.5Absence of Certain Changes, Events and Conditions 12

3.6Intellectual Property 12

3.7Real Property 13

3.8Assigned Contracts 13

3.9Intentionally Deleted 13

3.10Compliance with Laws13

3.11Employees13

3.12Employee Accruals 14

3.13Legal Proceedings 14

3.14Taxes 14

3.15Brokers 14

3.16Full Disclosure14

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER14

4.1Organization and Authority of Seller; Enforceability14

4.2No Conflicts; Consents15

4.3Legal Proceedings 15

4.4Brokers 15

4.5Acknowledgement of the Buyer 15

ARTICLE V.COVENANTS AND OTHER AGREEMENTS 16

5.1Lease Assignment, Assumption and Release 16

5.2Cooperation16

5.3Conduct of Business 16

5.4Public Announcements; Confidentiality 17

5.5Further Assurances 17

5.6Tax Matters17

(i)

TABLE OF CONTENTS

(Continued)

Page

ARTICLE VI. INDEMNIFICATION 18

6.1Survival18

6.2General Indemnification18

6.3Indemnification Procedure19

6.4Limitation on Damages 19

6.5Limits on Indemnification19

6.6Tax Treatment of Indemnification Payments 20

6.7Cumulative Remedies 20

ARTICLE VII.  CONDITIONS TO CLOSING20

7.1Condition to Buyer’s Obligation 20

7.2Condition to Seller’s Obligation 21

ARTICLE VIII. TERMINATION21

8.1Generally 21

8.2Effect of Termination22

ARTICLE IX. MISCELLANEOUS22

9.1Notices 22

9.2Headings 23

9.3Severability23

9.4Entire Agreement23

9.5Successors and Assigns 23

9.6No Third-Party Beneficiaries 23

9.7Amendment and Modification 23

9.8Waiver23

9.9Governing Law; Venue 23

9.10Waiver of Jury Trial 23

9.11Expenses 24

9.12Counterparts 24

(ii)

EXHIBIT AND SCHEDULE INDEX

Exhibit 1 - Bill of Sale and Assignment and Assumption Agreement

Exhibit 2 - Intellectual Property Rights Assignment

Exhibit 3 - Lease Assignment

Exhibit 4 -Purchase Price Allocation

(iii)

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) entered into as of October 2, 2026, (the “Effective Date”), is made by and between Omnitek Engineering Corp., a California corporation (the “Seller”), Omnitek Corp., a California corporation (the “Buyer”), and Werner Funk, an individual (the “Buyer Executive”).  The Seller, Buyer and Buyer Executive may be referred to herein from time to time as a “Party” and collectively as the “Parties.”   Capitalized terms used in this Agreement have the meanings given to such terms herein, as such definitions are identified in Article I.

RECITALS

A.Whereas, Seller is a reporting corporation presently subject to the reporting requirements as provided by Section 13 and 15(d) of the Securities Exchange Act of 1934, and engaged in the business of research, design, manufacturing and selling and installing fuel management systems.

B.Whereas, Seller is undertaking a series of related transactions that will result in the change of control of the Seller and Seller’s transition of is business to operating one or more ready mix businesses which transactions include but are not limited to financing transactions via the sale of Warrants and to purchase shares of common stock, and the sale of Series A Preferred Stock, and the Seller’s acquisition of one or more ready mix businesses and facilities.

C.Whereas, Buyer is a newly formed California corporation organized for the specific purpose of purchasing substantially all of the assets of Seller related to the business operations of Seller as they relate to the development and sales of proprietary technology to convert diesel engines to an alternative fuel, new alternative fuel engines, and complementary products (the “Omnitek Business”), in furtherance of the change of control of Seller and transition of Seller’s primary business.

D.Whereas, upon the terms and subject to the conditions set forth herein, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase from Seller, the Omnitek Business and substantially all of the Purchased Assets (as hereinafter defined), in consideration for payment by Buyer to Seller of the Purchase Price (as hereinafter defined) and the assumption by Buyer from Seller of the Assumed Liabilities (as hereinafter defined).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

DEFINITIONS

1.1Defined Terms.  For the purposes of this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Action” means any claim, action, suit, proceeding or governmental investigation.

“Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Assumed Liabilities” means only the Liabilities of Seller to the extent primarily and directly related to the Omnitek Business or the Purchased Assets, as set forth on Schedule 2.2 of the Disclosure Schedules, hereto; provided, that, notwithstanding the foregoing, “Assumed Liabilities” shall not include any Excluded Liabilities.

“Books and Records” means, to the extent used or held for use in the conduct of the Omnitek Business, originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, vendor information, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans and marketing, and promotional surveys, material, and research of the Seller (whether in hard copy or electronic format) relating to the Purchased Assets.

“Business Day” means any day other than a Saturday or a Sunday or a day on which U.S. banks generally are authorized or required by Law or regulation to close.

“Buyer’s Knowledge” means the actual or constructive knowledge of the Buyer Executive, after due inquiry.

“Cash” means cash, cash equivalents, marketable securities, short-term investments and deposits in banks or other financial institution accounts of any kind.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercially Reasonable Efforts” means the reasonable efforts that a reasonably prudent Person would use in similar circumstances in an effort to achieve a desired result set forth in this Agreement in a reasonably expeditious manner; provided, that, “Commercially Reasonable Efforts” shall not require the provision of any consideration to any third party of any amounts, except for the costs of making filings in the Ordinary Course of Business, the reasonable fees and expenses of counsel and accountants, nominal consent fees, and the customary fees and charges of Governmental Authorities.

“Confidential Information” means any confidential information with respect to the Seller or the Business, including, without limitation, methods of operation, customers, and customer lists, products, services, proposed products or services, former products or services, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, source code, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, or (ii) becomes generally available to the public other than as a result of a disclosure by Seller or any of their respective Affiliates or representatives not otherwise permissible hereunder.

“Consent” means any consent, approval, waiver, license, notification or authorization of any third-party Person that is not a Governmental Authority.

“Contract” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Damages” means any and all costs, losses, Taxes, Liabilities, obligations, penalties, lawsuits, deficiencies, claims, demands and expenses, including court filing fees and costs, arbitration fees and costs, reasonable attorneys’ fees and all amounts paid in investigation, defense, asserting or settlement of any of the foregoing.

“Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Seller to Buyer as of the Effective Date.

“Drop-Dead Date” means October 2, 2026, or such later date as may be agreed upon in writing by Buyer and Seller.

“Excluded Assets” means the assets of Seller and any and all other items that are not Purchased Assets, including:

(i)articles of incorporation and bylaws, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, shares of capital stock held in treasury and other similar documents, in each case relating to the organization, maintenance and existence of Seller;

(ii)Tax records and Tax Returns of Seller (provided that Seller shall provide copies of Non-Income Tax records and Non-Income Tax Returns relating to the Omnitek Business to Buyer upon reasonable request of Buyer);

(iii)licenses, to the extent not transferable to Buyer;

(iv)personnel records and any other records that Seller is required by applicable Law to retain in its possession;

(v)all internal correspondence, emails, memoranda, valuations and other communications in connection with the Asset Purchase, the Assumption of Liabilities and the other transactions described in this Agreement;

(vi)capital stock of, or other equity interests in, any Person; and

(vii)rights of Seller under this Agreement, including to the Purchase Price, and under any agreement, certificate, instrument or other document executed and delivered in connection herewith;

“Excluded Liabilities” means the Liabilities of Seller under this Agreement and under any agreement, certificate, instrument or other document executed and delivered in connection herewith (including all legal, accounting, brokers’, finders’ and other professional fees and expenses incurred by Seller), and Taxes on any gain incurred by Seller from the sale of the Purchased Assets.

“Excluded Contracts” means, any Contracts that are not an Assigned Contract.

“Governmental Approval” means any authorization, notice, consent, approval, certification, permit, franchise, privilege, variance, immunity, license or order of, or any filing, registration or qualification with, any Governmental Authority.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority.

“Indebtedness” means, without duplication, for any Person at any date: (a) all indebtedness of such Person for borrowed money whether short-term or long-term, (b) any Liability evidenced by bonds (including, without limitation, any surety or performance bonds), debentures, notes or similar instruments, (c) any Liability to pay the deferred purchase price of property or services (other than trade Liabilities and accrued expenses incurred and payable in the Ordinary Course of Business), (d) any capitalized lease indebtedness or other indebtedness arising under conditional sales contracts and other similar title retention instruments, (e) all Liability in respect of letters of credit, bankers’ acceptances or similar facilities, (f) outstanding or unsatisfied obligations under any interest rate swap, interest rate cap, interest rate collar, currency swap agreement, cap agreement, collar agreement or other hedging or derivative agreement or arrangement (whether entered into for hedging or speculative purposes), (g) all unpaid or deferred income Tax Liabilities, (h) any Liability secured by an Encumbrance on property acquired by such Person, whether or not such Liability was assumed by such Person at the time of acquisition of such property, (i) all interest, penalties, fees (including any prepayment premiums) and other expenses owed with respect to indebtedness in the foregoing clauses (a) through (h), and (j) all indebtedness referred to in the foregoing clauses (a) through (i) that is directly or indirectly guaranteed by such Person.

“Intellectual Property Rights” means Intellectual Property Rights of Seller that are related directly or indirectly to, or necessary for use in, the Omnitek Business, including the right to use the name “Omnitek” any other assumed names, logos, or other identifiers associated with the Omnitek Business, any and all URL addresses, domain names, and/or websites used in the Omnitek Business, including without limitation www.omnitekcorp.com and any other domain names used in the Omnitek Business, along with all passwords and information associated therewith, any and all e-mail addresses, telephone and facsimile numbers currently used in the Omnitek Business, any and all patents, copyrights, trademarks, service marks, and any related pending applications or continuations, trade identification, trade dress, trade names, formulae, processes, procedures, designs, ideas, strategic and other business plans, research records, inventions, records of inventions, test information, photographic and/or audio-visual files and libraries (in any and all mediums), technical information, engineering data, trade secrets, know-how, proprietary information (including proprietary software algorithms and designs), mask work rights, database rights, publicity rights, privacy rights and other rights of a similar nature for which legal protection, statutory, common law or otherwise, may be obtained, in the United States and/or any other country or jurisdiction together with all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs, specifications, equipment lists, parts lists, descriptions, data, art work, computer programs and source and object code instructions for controlling the operation of a central processing unit or computer, hard copies and computer files containing data related thereto including all current and historical and current business and other records, related directly or indirectly the Omnitek Business.  All pending applications to register or otherwise obtain legal protection for any of the foregoing, all rights to make an application in the future to register or otherwise obtain legal protection for any of the foregoing, all rights of priority under U.S. federal laws and international conventions with respect to any of the foregoing, all continuations, continuations-in-part, divisions, renewals, extensions, patents of addition, reexaminations, or reissues of any of the foregoing and all related applications therefor. All goodwill associated with any of trademarks, service marks, trade identification, trade dress and trade names. And all rights to sue with respect to past and future infringements, misappropriations or violations of any of the foregoing.

“Law” means any and all foreign, international, multinational, national, federal, state, provincial, regional, local, municipal and other administrative laws (including common law), statutes, codes, orders, ordinances, rules and regulations, constitutions and treaties, other requirement or rule of law enacted, promulgated or issued and put into effect by a Governmental Authority.

“Lease Assignment” means that Assignment, Assumption and Release Agreement, providing for the assignment and transfer to Buyer of Seller’s rights under the lease for Leased Real Property, the assumption by Buyer of the Seller’s obligations under the lease, and the consent of landlord to such assignment and the release by landlord of all obligations and liabilities of Seller under the lease.

“Leased Real Property” means all leasehold and other rights to occupy and use the Leased Premises, fixtures, fittings and improvements, pursuant to the Lease, as more specifically described in Section 3.7.

“Liability” or “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, whether currently existing or hereinafter created, or otherwise.

“Lien” means any lien, pledge, mortgages, deeds of trust, security interests, claims, defects in title, leases, charges, options, rights of first refusal, easements, servitudes, conditional sales contracts and title retention agreements.

“Material Adverse Effect” means any event, effect, development, change or circumstance that, individually or in the aggregate results in or would reasonably likely result in a material adverse effect on (a) the Purchased Assets and Assumed Liabilities, taken as a whole or (b) the validity or enforceability of this Agreement or Seller’s ability to consummate the transactions described herein; provided, however, that changes or effects relating to: (i) changes in economic or political conditions or the financing, banking, currency or capital markets in general; (ii) changes in laws or orders or interpretations thereof; (iii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof, whether or not occurring or commenced before, on or after the date of this

Agreement, in each case, shall be deemed to not constitute a “Material Adverse Effect” and shall not be considered in determining whether a “Material Adverse Effect” has occurred.

“Ordinary Course of Business” means the conduct of the Business in a manner substantially consistent with the customary conduct of such business, including any activities expressly authorized, permitted or described in this Agreement.

“Purchased Assets” means of the Seller’s right, title and interest in and to all assets that are not Excluded Assets, including without limitation the following:

(a)All cash on hand and in all bank accounts of Seller;

(b)the Omnitek Leased Real Property;

(c)the Omnitek Intellectual Property Rights;

(d)the goodwill and going concern value of the Omnitek Business;

(e)all accounts receivables, notes receivable and any other receivables;

(f)any other asset of every nature, kind and description, which is not an Excluded Asset, to the extent primarily related directly or indirectly to, or necessary for, the Omnitek Business, including the following assets to the extent primarily related to or necessary for the Omnitek Business:

(i)art work, books, documents, memorabilia, furniture, furnishings, fixtures, machinery, equipment, vehicles, tools, supplies, and other components, materials and other tangible personal property;

(ii)all, computers, servers, back-up server, firewall, modem, monitor, peripherals and related cables, accessories, telephones and telephones systems, copiers and other office equipment;

(iii)all telephone and facsimile numbers;

(iv)inventory, including inventories of raw materials and supplies, work in progress and finished products;

(v)Contracts and all rights and privileges thereunder;

(vi)assets, backlog, security deposit, customer deposits and prepayments on work in progress, accounts receivable, rebates receivable, prepaid expenses reflected on the Omnitek Financial Statement (other than assets utilized or otherwise disposed of after the date of the Omnitek Financial Statement in the Ordinary Course of Business) and similar assets acquired after the date of the Omnitek Financial Statement in connection with the operation of the Omnitek Business, if in fact such are collected;

(vii)claims, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment;

(viii)receivables and any other amounts due to the Omnitek Business from Affiliates of Seller or any other business of Seller or its Affiliates;

(ix)Contracts between Seller and its Affiliates or any other business of Seller or its Affiliates;

(x)the Employee Benefit Plans and the assets of Employee Benefit Plans or any other employee benefit plan, program or arrangement of Seller, except as provided in Article VI;

(xi)prepayments or refunds of Taxes for which Seller is liable;

(xii)licenses, to the extent transferable to Buyer;

(xiii)the security deposits and customer deposits and prepayments described in Schedule 1.1(f) of the Disclosure Schedules;

(xiv)the prepaid expenses described in Schedule 1.1(f) of the Disclosure Schedules;

(xv)all personal property of Werner Funk and the Funk family;

(xvi)all insurance policies and bonds of Seller and rights, refunds and claims relating thereto (except to the extent that any such claim accrued on or before the Closing Date, relates to Assumed Liabilities or Purchased Assets, and coverage is available to Buyer under any such insurance policy of Seller that Seller elects in its sole discretion to maintain in effect after the Closing Date);

(xvii)Governmental Approvals to the extent transferable to Buyer;

(xviii)books, records, ledgers, business development plans, correspondence and accounting records;

(xix)pending and future orders and all revenues related thereto;

(xx)all records with regard to the Purchased Assets, including sales support and promotional materials, advertising materials, records of current, former or prospective clients, customers, clients and prospects, catalogs, and production, sales and marketing records, mailing lists, customer lists, supplier lists, vendor lists, purchase and sale records, research studies and credit records; and

(xxi)refunds of any Tax for which Seller is liable.

provided, that, notwithstanding the foregoing or any other provision of this Agreement, “Purchased Assets” shall not include any Excluded Asset.

“Seller's knowledge” or “Seller’s Knowledge” means the actual or constructive knowledge of the members of the Board of Seller, after due inquiry.

“Tangible Personal Property” means furniture, fixtures, equipment, machinery, tools, kitchen wares, office equipment, supplies, computers, telephones, inventory, supplies, and other tangible personal property as it relates to, and used in the Business.

“Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), escheat, unclaimed property, customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

“Tax Returns” means all returns, declarations, reports, information returns and statements, and other documents relating to Taxes, including amended returns and claims for refund.

“Transaction Documents” means this Agreement and the documents to be delivered hereunder.

“Transfer Taxes” means all sales, use, registration, and other such Taxes and fees, including any penalties and interest, incurred in connection with this Agreement and the documents to be delivered hereunder.

1.2Interpretation.  Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neutral where appropriate, (c) the words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation,” (d) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder” and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, and (f) all references to “$” or “Dollars” shall mean United States Dollars.

ARTICLE II.

THE TRANSACTION

2.1Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, the Purchased Assets, free and clear of all Liens (the “Asset Purchase”). Notwithstanding the foregoing, the Purchased Assets shall not include any of the Seller’s right, title and interest in the Excluded Assets.

2.2Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Seller shall assign, convey and transfer to Buyer, and Buyer shall assume and agrees to pay, perform and discharge and become responsible for all Liabilities, arising after the Closing that are related to the “Assumed Liabilities” as set forth on Schedule 2.2 hereto (the “Assumption of Liabilities”).

2.3Purchase Price. As the aggregate consideration (the “Purchase Price”) for the Purchased Assets, Buyer shall:

(a)assume the Assumed Liabilities pursuant to Section 2.2; and

(b)pay to Seller the sum of $107,217 payable via application of, and the offset against, the remaining principal balance and accrued interest owing by Seller to Werner Funk pursuant to, and in full satisfaction of, that certain Working Capital Promissory Note dated March 23, 2023, executed by the Seller in favor of Werner Funk.

2.4Closing. Upon the terms and subject to the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Chachas Law Group P.C., 11682 El Camino Real, Suite 110, San Diego, California 92130 (or via the electronic exchange of execution versions of the Transaction Documents and the signature pages thereto via facsimile or via email by pdf) as soon as practicable, but no later than two (2) Business Days, after the first date on which all the conditions to Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall have been satisfied or waived, or at such other time, place and date or in such other manner as Buyer and Seller may mutually agree in writing.  The date on which the Closing occurs is referred to as the “Closing Date”. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date

2.5Closing Deliverables.

(a)Seller’s Closing Deliverables. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall take, or cause to be taken, the following actions:

(i)execute and deliver a duly signed copy of this Agreement;

(ii)execute and deliver the original Bill of Sale and Assignment and Assumption Agreement, in the form attached hereto as Exhibit 1, for the transfer of the Purchased Assets to Buyer and the assignment by Seller and assumption by Buyer of the Assumed Liabilities, in form satisfactory to Seller and Buyer;

(iii)execute and deliver the original Intellectual Property Assignment, in the form attached hereto as Exhibit 2;

(iv)execute and deliver the Lease Assignment, in the form attached hereto as Exhibit 3, as executed by the landlord, consent to the assignment of the Lease by Seller, the assumption of the Lease by Buyer, and release of Seller from all obligations under the Lease, duly executed by landlord and Seller;

(v)execute and deliver a Resolution of the Board of Directors and majority of the Shareholders approving the transactions contemplated by this Agreement;

(vi)execute an acknowledgement of the full payment and satisfaction of Working Capital Promissory Note dated March 23, 2023, executed by the Seller in favor of Werner Funk, as full payment of the Purchase Price; and

(vii)execute and deliver such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b)Buyer and Buyers Executives Closing Deliverables. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer and Buyer Executives shall take, or cause to be taken, the following actions:

(i)execute and deliver a duly signed copy of this Agreement;

(ii)Buyer’s acknowledgement of the full payment and satisfaction of Working Capital Promissory Note dated March 23, 2023, executed by the Seller in favor of Werner Funk, as full payment of the Purchase Price;

(iii)execute and deliver a counterpart to the Bill of Sale and Assignment and Assumption Agreement, attached hereto as Exhibit 1;

(iv)execute and deliver a counterpart to the Intellectual Property Assignment, attached hereto as Exhibit 2;

(v)execute and deliver counterpart to the Lease Assignment, in the form attached hereto as Exhibit 3;

(vi)execute and deliver a Resolution of the Board of Directors, approving the transactions contemplated by this Agreement; and

(vii)execute and deliver such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

2.6Allocation.  The Purchase Price shall be allocated among the Purchased Assets as of the Closing Date in accordance with any Governmental Rule and as otherwise agreed upon in writing by the parties as set forth in Exhibit 4.  Buyer and Seller each agree to (i) report (and to cause its respective Affiliates to report) the transactions described in this Agreement in a manner consistent with any Governmental Rule and with the terms of this Agreement (including the allocation agreed upon in writing by the parties) and (ii) not to take any position inconsistent therewith in any Tax Return, in any Tax refund claim, in any litigation or otherwise.

2.7Nontransferability of Assumed Contracts.  Notwithstanding Section 2.1 and Section 2.2 and any other provision of this Agreement, to the extent that the transfer or assignment of any Contract in connection with the Asset Purchase, the Assumption of Liabilities and the other transactions described in this Agreement is not permitted without the Consent of a third party, this Agreement shall not be deemed to constitute an undertaking to transfer or assign the same if such Consent is not obtained as of the Closing or if such an undertaking otherwise would constitute a breach thereof or cause a loss of benefits thereunder.  Following the Closing, the parties hereto shall use, and shall cause their Affiliates to use, all Commercially Reasonable Efforts to (a) obtain any such Consent and, promptly following the obtaining of any such Consent, transfer and assign such Contract to Buyer and cause Buyer to assume the Assumed Liabilities relating thereto, and (b) until such transfer, assignment and assumption has occurred, cooperate in any reasonable and lawful arrangement designed to provide Buyer with the benefits of such Contract and to relieve Seller from any Liability under such Contract.

2.8Further Assurances.  At and after the Closing, and without further consideration therefor, (a) Seller shall execute and deliver to Buyer (i) such further instruments and certificates of conveyance and transfer as Buyer may reasonably request in order to more effectively convey and transfer the Purchased Assets to Buyer, and (ii) such other instruments and certificates as Buyer may reasonably request in order to more effectively document Seller’s responsibility for all Excluded Liabilities and release Buyer and its Affiliates therefrom to the fullest extent permitted under applicable Law, and (b) Buyer shall execute and deliver to Seller (i) such further instruments and certificates of assumption, novation and release as Seller may reasonably request in order to more effectively make Buyer responsible for all Assumed Liabilities and release Seller therefrom to the fullest extent permitted under applicable Law, and (ii) such other instruments and certificates as Seller may reasonably request in order to more effectively document Seller’s right, title and interest in and to the Excluded Assets.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Each representation and warranty contained in this Article III, is qualified by disclosures contained in Seller’s Disclosure Schedules, it being agreed that any information set forth in one section of Seller’s Disclosure Schedules shall be deemed to apply to each other section of Seller’s Disclosure Schedules to which its relevance is reasonably apparent on its face. Buyer acknowledges that the current officers of the Seller have only recently been affiliated with the Company (less than one week), and Seller is making the following representations based upon the acknowledgement of the President and director of the Buyer contained in Section 4.5 (c) herein. Seller hereby represents and warrants to Buyer as follows:

3.1Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

3.2No Conflicts; Consents. The execution, delivery, and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not:

(a)violate or conflict with any provision of the Articles of Incorporation, by-laws, or other governing documents of Seller;

(b)violate or conflict with any provision of any Law or any Governmental Order applicable to Seller, the Omnitek Business, or the Purchased Assets;

(c)require the consent, Governmental Approval, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order;

(d)violate or conflict with, result in the breach, acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contracts); or

(e)result in the creation or imposition of any Lien on the Purchased Assets.

3.3Title to Purchased Assets. Schedule 3.3 of the Disclosure Schedules sets forth a complete list of inventory of the Omnitek Business, and a list of vehicles and equipment owned and/or leased by Seller. Seller has good, valid and marketable title to all tangible Purchased Assets owned by

Seller and good leasehold title to all tangible Purchased Assets leased by Seller, in each case free and clear of all Liens, with the exception of the Lien in favor the Small Business Administration (SBA) under EIDL Loan #3317287206, pursuant to the terms of the Security Agreement dated April 21, 2020, which loan shall have been paid in full prior to Closing.

3.4[Intentionally Deleted]

3.5Absence of Certain Changes, Events, and Conditions. Since January 1, 2026, and other than in the Ordinary Course of Business consistent with past practice, there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to the value of the Purchased Assets.

3.6Intellectual Property.

(a)Schedule 3.6(a) of the Disclosure Schedules sets forth:  (i) the Registered IP and material unregistered Omnitek Intellectual Property Rights in which Seller has an ownership interest, and (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and the date on which such item of Registered IP was registered or filed.  No other Person has an ownership interest or Lien in such Registered IP or, to Seller’s Knowledge, such material unregistered Omnitek Intellectual Property Rights.

(b)Schedule 3.6(b) of the Disclosure Schedules sets forth the domain names owned by Seller and used primarily in connection with or necessary for, the Omnitek Business.

(c)No Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Omnitek Intellectual Property Rights.  Seller has not transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Omnitek Intellectual Property Rights to any Person.

(d)Seller exclusively owns all right, title, and interest in and to Omnitek Intellectual Property Rights, free and clear of any Liens.  Seller owns or otherwise has, and to Seller’s Knowledge, after the Closing, Buyer will have, all Intellectual Property Rights needed to conduct the Omnitek Business as presently conducted.

(e)All Omnitek Intellectual Property Rights are valid and enforceable.  No interference, opposition, reissue, reexamination or proceeding is pending or, to Seller’s Knowledge, threatened, in which the scope, validity or enforceability of any Omnitek Intellectual Property Rights is being, or could reasonably be expected to be, contested or challenged.  To Seller’s Knowledge, there is no basis for a claim that any Omnitek Intellectual Property Rights is invalid or unenforceable.

(f)Schedule 3.6(f) of the Disclosure Schedules contains a list and summary of, and includes a copy where memorialized in writing of, Contracts pursuant to which any royalties and/or commissions are payable by Seller to any other Person with respect to the Omnitek Business or Omnitek Intellectual Property Rights.

(g)No Omnitek Intellectual Property Right has been licensed, sold, assigned or otherwise conveyed by Seller.

(h)To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Omnitek Intellectual Property Rights.

(i)To Seller’s Knowledge, Seller has not, in connection with the conduct of the Omnitek Business, infringed, misappropriated, or otherwise violated any Intellectual Property Right of any other Person.  In connection with the conduct of the Omnitek Business, no infringement, misappropriation, or similar claim or proceeding is pending or, to Seller’s Knowledge, threatened against Seller, or, to Seller’s Knowledge, against any Person who may be entitled to be indemnified or reimbursed by Seller with respect to such claim or proceeding.  In connection with the conduct of the Omnitek Business, Seller has not received, during the past three (3) years, any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation by Seller of any Intellectual Property Right of another Person, including any letter suggesting or offering that Seller obtain a license to any Intellectual Property Right of another Person.

(j)To Seller’s Knowledge, Seller has not, in respect of the Omnitek Business, distributed, used or modified any open source software in any manner that would require any product, service, application, software, equipment, machinery, or process used in connection with the Omnitek Business to be disclosed or distributed in source code form or made available at no charge.

3.7Real Property.  The Seller does not own any real property. The Seller is subject to an existing lease with Hondle, Ltd., a California limited partnership (the “Landlord”) dated March 31, 2026 (the "Lease") for premises located at 1280 Activity Drive, Suite D, Vista, California 92081consisting of approximately 7,222 rentable square feet.  Seller has delivered to Buyer accurate and complete copy of the Lease.  The Lease is in full force and effect, and there exists no default under any such lease by Seller, or any event which, with notice or lapse of time or both, would constitute a default thereunder by Seller.  The Seller acknowledges that the Seller is not a party to any other lease.

3.8Assigned Contracts.   Schedule 3.8 of the Disclosure Schedules sets forth the list of Contracts related to the Omnitek Business, the Purchased Assets, or the Assumed Liabilities to which Seller is a party as of the Effective Date, and which are currently in force and effect, being assign by Seller to Buyer and which Buyer is assuming (the “Assigned Contracts”).  Each Assigned Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. Neither the Seller nor, to Seller's knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute an event of default under any Assigned Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of benefit thereunder. Complete and correct copies of each Assigned Contract have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

3.9[Intentionally Deleted]

3.10Compliance with Laws. Seller has complied, and is now complying and in compliance with, with all applicable federal, state and local Laws and regulations applicable to ownership and use of the Purchased Assets.

3.11Employees.  Schedule 3.11 of the Disclosure Schedules contains a complete and accurate list of the names of all individuals who are employees of the Seller specifying (a) with respect to hourly employees, the length of service, age, the rate of hourly pay, whether or not such employee is absent for any reason such as lay off, leave of absence or workers’ compensation; (b) with respect to salaried employees and sales or other agents or representatives, the length of service, age, title, rate of salary and commission structure for each such employee, agent or representative, and (c) the terms of any (written or oral) employment or compensation arrangement with such individual(s).

3.12Employee Accruals.   Other than set forth Schedule 3.12 of the Disclosure Schedules, there are no accruals or arrears for unpaid vacation pay or paid time off for current employees of the Company or any Company Subsidiary for any year other than the current fiscal year.

3.13Legal Proceedings. There is no Action of any nature pending or, to Seller's knowledge, threatened against or by Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.14Taxes. All Taxes due and owing by Seller (whether or not shown as due on any Tax Return) have been timely paid in full. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller. All Tax Returns required to be filed by Seller have been timely filed. Such Tax Returns are true, complete, and correct in all respects. Seller has deducted, withheld and timely paid to the appropriate governmental authority all Taxes required to be deducted, withheld or paid in connection with amounts paid or owing to any employee, independent contractor or other third party, and Seller has complied with all reporting, recordkeeping, information, reporting and backup withholding requirements. There are no Encumbrances with respect to Taxes upon any assets of Seller. None of the Purchased Assets is properly treated as owned by any person other than Seller for income Tax purposes, and none of the Purchased Assets is “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code. None of the Purchased Assets is subject to Section 168(g)(1)(A) of the Code or is subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

3.15Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.16Full Disclosure. To the best of Seller’s Knowledge, no representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date, subject to the exceptions as are specifically disclosed with respect to specific numbered and lettered subsections of this Article IV in the Disclosure Schedules hereto, delivered herewith and dated as of the date hereof, as follows:

4.1Organization and Authority of Buyer; Enforceability. Buyer is a California corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

4.2No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not:

(a)violate or conflict with any provision of the Articles of Incorporation, by-laws, or other governing documents of Buyer;

(b)violate or conflict with any provision of any Law or any Governmental Order applicable to Buyer; or

(c)require the consent, Governmental Approval, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order.

4.3Legal Proceedings. There is no Action of any nature pending or, to Buyer's Knowledge, threatened against or by Buyer that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

4.4Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

4.5Acknowledgement by the Buyer.

(a)Buyer has conducted its own independent review and analysis of the evaluation materials, the Seller’s business, the Purchased Assets, the Intellectual Property Rights and the Assumed Liabilities. The Buyer acknowledges that it has been provided access to the personnel, properties, premises and records of the Seller for such purpose and that the Buyer and its representatives have been provided with the opportunity to ask questions of the executive officers of the Seller and to acquire such additional information about the Business, the Purchased Assets, and any Assumed Liabilities as the Buyer and its representatives have requested. The Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and with its representatives have undertaken such investigation of and have been provided access to and have evaluated such documents and information as the Buyer has deemed necessary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement. The Buyer Executive is owner is a current officer and director of Seller has full knowledge of the operations and business of Seller, and is relying only on its own investigation and analysis in entering into this Agreement and the transactions contemplated hereby.

(b)Buyer acknowledges that the sale of the Purchased Assets is AS-IS and WHERE-IS that notwithstanding anything in this Agreement to the contrary, there are no express or implied warranties with regard to the Purchased Assets, or the condition thereof.  Buyer further acknowledges that Buyer through its representatives, have conducted such due diligence as the Buyer deems necessary and Buyer has satisfied itself with regard to the definition of and what the Purchased Assets are comprised of, including without limitation, the identify, quantify, nature, condition and fitness of the Purchased Assets for the Buyers intended use.

(c)Buyer’s President and director acknowledge that he has served as President and director of the Seller until recently (less than one week) and as such has prepared the representations of the Seller set forth in Section 3 herein, and knows such to be true and correct.

ARTICLE V.
COVENANTS AND OTHER AGREEMENTS

5.1Lease Assignment, Assumption and Release . At the Closing, subject to the written consent and agreement of the landlord, the Seller will assign and transfer to the Buyer and the Buyer shall assume the Lease for the Lease Real Property, and from and after the Closing Seller shall have no obligations or liabilities under the Lease.

5.2Cooperation.  From the Effective Date through the Closing or termination of this Agreement, the Buyer, Buyer Executive and the Seller shall cooperate with one another, and use their respective Commercially Reasonable Efforts, to satisfy all conditions set forth in this Agreement to the consummation of the transactions described herein, and to effect the Asset Purchase consistent with the terms hereof; provided, however, that such action shall not include any requirement of the Seller  or its Affiliates (a) to expend money beyond what is commercially reasonable for a similar sale of assets transaction, commence or participate in any litigation or to offer to grant any accommodation (financial or otherwise) to any third person, or (b) to accept any agreement or understanding, or make any concession, adversely affecting their respective current businesses, or the Purchased Assets or to take or accept any liability or potential liability. The Seller will assist the Buyer in the transfer of the Purchased Assets effective as of the Closing to the extent and only to the extent there is no cost or liability to the Seller. The Buyer contemplates using the same storage facilities as the Seller currently uses but understand that new contracts between the Buyer and the storage facility are required.

5.3Conduct of Business.  From the Effective Date to the earlier of the Closing Date or the termination of this Agreement, except (a) as otherwise required or expressly permitted by this Agreement, (b) as may be required by, or to comply with, applicable Law, (c) as may be required by a Governmental Authority of competent jurisdiction, and (d) to the extent Seller and Buyer shall otherwise consent in writing, Seller and Buyer agree that: (i) the Business shall be operated only in the Ordinary Course of Business, (ii) the Purchased Assets shall be maintained in substantially the same condition as such assets are in as of the Effective Date, ordinary wear and tear excepted, (iii) the Business shall continue to promote and conduct advertising on behalf of the Business at levels substantially consistent with past practice, (iv) Seller and Buyer shall use all Commercially Reasonable Efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers and others having business relations with the Business; and (v) the Seller shall not sell, license, lease, transfer or otherwise hypothecate, or agree to sell, license, lease, transfer or otherwise hypothecate, any of the Purchased Assets without the prior written consent of Buyer.

5.4Authority to Perform and Power of Attorney. To facilitate and effectuate the transfer of the Purchased Assets to, and assumption of the Assumed Liabilities by, Buyer, as provided in this Agreement, Seller unconditionally appoints Werner Funk, Vice President of the Seller as the Seller’s attorney-in-fact coupled with an irrevocable interest, to do to file, endorse the name of the Seller on any instrument and any documents needed to effectuate the transfer and assignment of any of the Purchased Assets to Buyer, to perfect title of any of the Purchased Assets in the name of the Buyer, to protect any of the Purchased Assets, to assume the Assumed Liabilities by Buyer, and do all such other acts and things necessary to carry out Seller’s obligations under this Agreement.

5.5Public Announcements; Confidentiality.

(a)Prior to the Closing, the Buyer shall not make, or permit any representative to make, any public statements, including any press releases, with respect to the existence of this Agreement,  the subject matter hereof, or the transactions contemplated hereby without the prior written consent of the Seller. The Seller shall have the right to make such disclosures as it may deem necessary or advisable to comply with applicable law.

(b)Following the Closing, the Buyer and the Seller shall jointly agree on the content and substance of all public announcements concerning this Agreement.

(c)Neither Party shall (orally or in writing) disclose or permit the disclosure of the financial or other terms of this Agreement, without the prior written approval of the other Party, except to the extent that such Party (based upon the reasonable advice of counsel) is required to make any public disclosure or filing with respect to the subject matter of this Agreement (i) by applicable law, or (ii) in connection with enforcing its rights under this Agreement.

5.6Further Assurances. Following the Closing, each of the Seller, Buyer and the Buyer Executive shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder, without further consideration therefor, including using their respective Commercially Reasonable Efforts to (i) consummate the transactions described in this Agreement as soon as practicable following the Effective Date, (ii) procure all necessary and appropriate Consents and Governmental Approvals, (iii) complete and file all necessary and appropriate applications, notifications, filings and certifications, and (iv) satisfy all requirements prescribed by Law for, and all conditions set forth in this Agreement to, the consummation of the transactions described herein; provided, however, that such actions shall not include any requirement of any party hereto or its Affiliates (a) to expend money, commence or participate in any litigation or to offer to grant any accommodation (financial or otherwise) to any third Person, or (b) or to accept any agreement or understanding, or make any concession, adversely affecting their respective current businesses or the Purchased Assets.

Tax Matters.

(a)Allocation of Purchase Price.  Seller and Buyer agree to allocate the Purchase Price (including the Assumed Liabilities and any other amounts treated as taxable consideration for U.S. federal, state, and local income Tax purposes) (the “Allocable Consideration”) consistent with Section 1060 of the Code (the “Purchase Price Allocation Methodology”), as shown on the allocation schedule attached hereto as Exhibit 4.  Buyer and Seller shall file the Tax Returns in a manner consistent with such allocation.

(b)Transfer Taxes.  All transfer, documentary, sales, use, stamp, value added, goods and services, excise, registration and other similar taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement and the other Transaction Documents (collectively, “Transfer Taxes”) shall be paid by the Buyer when due in addition to the Purchase Price. The Seller will, at the expense of the Buyer, prepare, or cause to be prepared, and file, or cause to be filed, all necessary tax returns and other documentation with respect to all such Transfer Taxes and the Buyer will (i) if required by law,  join in the execution of any such tax returns and other documentation and (ii) within ten (10) days of receipt of written notice of the amount of such Transfer Taxes paid by the Seller, reimburse the Seller for such Transfer Taxes.

ARTICLE VI.
INDEMNIFICATION

6.1Survival. Except as to the (i) representations and warranties contained in Section 3.1 (Organization and Authority of Seller; Enforceability); Section 3.2 (No Conflicts; Consents); Section 3.3 (Title to Purchased Assets); Section 3.4 (Shareholder Approval); (ii) the Buyer Representations in Article IV (the representations and warranties described in the foregoing clauses (i) and (ii) being, the “Fundamental Representations”), shall survive the Closing and continue in full force and effect until the twelve (12) month anniversary of the Closing Date (the “Survival End Date”).  On the Survival End Date, the representations and warranties contained in this Agreement, other than the Fundamental Representations, shall expire automatically.  The Fundamental Representations and covenants and agreements to be performed after the Closing shall survive the Closing and continue in full force and effect until the applicable statute of limitations period for the Fundamental Representations shall have expired.  If written notice of a good faith claim has been given in accordance with Section 6.3 prior to the expiration of the applicable representations, warranties, covenants or agreements, then the applicable representations, warranties, covenants or agreements shall survive as to such claim, until such claim has been finally resolved.  Following the expiration of a representation, warranty, covenant or agreement, no claim, action, suit or proceeding may be initiated by any Buyer Indemnified Party or Seller Indemnified Party with respect thereto, regardless of any statute of limitations period that would otherwise apply.

6.2General Indemnification.  Subject to Section 6.1:

(a)Indemnification by Seller. Seller shall defend, indemnify and hold harmless Buyer and its members, shareholders, managers, directors, officers and employees from and against all claims, judgments, damages, Liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

(i)any or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder;

(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder;

(iii)the operation of the Seller’s businesses, subsidiaries and related assets, after the Closing;

(iv)any Excluded Assets; or

(v)any Excluded Liabilities.

(b)Indemnification by Buyer. Buyer shall defend, indemnify and hold harmless Seller and its shareholders, directors, officers and employees from and against all claims, judgments, damages, Liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to:

(i)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any document to be delivered hereunder;

(ii)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any document to be delivered hereunder; or

(iii)any of the Purchased Assets, Intellectual Property Rights or Assumed Liabilities, even if such judgments, claims, damages, Liabilities, settlements, losses, costs and expenses occurred prior to the Closing.

6.3Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, shall assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party, in each case, so long as (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any losses resulting from such claim; (b) such claim involves (and continues to involve) solely monetary damages; (c) such claim does not relate to or arise in connection with any criminal action or the Indemnified Party’s relationship with any customer, supplier, contractor, or employee; and (d) the Indemnifying Party makes reasonably adequate provision to satisfy the Indemnified Party of the Indemnifying Party’s ability to defend, satisfy and discharge such claim (collectively, the “Defense Conditions”). The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action (including by reason of failure of the Defense Conditions), the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

6.4Limitation of Damages.  In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or exemplary damages relating to the breach or alleged breach of this Agreement or any damages based on any type of multiple of profits or revenue, except to the extent (a) such damages result from fraud, intentional misrepresentation or intentional nondisclosure, (b) are awarded by a court or arbitrator in connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, or (c) are otherwise agreed upon in connection with the settlement of a claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement.

6.5Limits on Indemnification.

(a)Indemnification Threshold.  No amount shall be payable until the aggregate amount of all claims for Damages that are indemnifiable (other than Damages incurred, suffered or sustained as a result of inaccuracies of, or breaches in, Fundamental Representations made by Seller or with respect to fraud committed by Seller, as to which this Section 7.5(a) shall have no effect) exceeds $25,000 (the “Indemnification Threshold”), and then only for the amount by which such Damages exceed the Indemnification Threshold amount;

(b)Indemnification CAP.  The aggregate liability for any Indemnifying Party pursuant to Section 6.2(a)(i) or Section 6.2(b)(i), as applicable, will not exceed the amount of the Purchase Price, provided, however, that this limitation will not apply to any breach of any Fundamental Representations, fraud, intentional misrepresentation or intentional nondisclosure.

(c)If the amount of Damages, at any time subsequent to the making of an indemnification payment therefor, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case, which is actually received by the Indemnified Party, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith, will promptly be repaid by the Indemnified Party to the Indemnifying Party, net of any costs or expenses incurred in connection with collecting such amount; provided, however, that the foregoing shall not (i) require an Indemnified Party to proceed or seek action or recovery from any such third party as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnifying Party hereunder, or (ii) be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Damages hereunder or as a requirement to maintain any insurance or to make any claim for insurance or under any indemnity, contribution or similar agreement as a condition to any indemnification hereunder.

(d)In order to determine (i) whether an inaccuracy in, or breach of, any representation or warranty has occurred and (ii) the amount of Damages suffered, incurred or sustained by an Indemnified Party with respect to such inaccuracy or breach, all materiality qualifications or exceptions included in such representations or warranties shall considered.

6.6Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

6.7Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII.

CONDITIONS TO CLOSING

7.1Conditions of the Buyer’s Obligation. The Buyer’s obligation to effect this Agreement is subject to the satisfaction as of the Closing of the following conditions precedent (any of which conditions precedent may be waived by the Buyer):

(a)Representations and Warranties. Each representation and warranty of the Seller set forth in Article III shall be true and correct in all material respects at and as of the Closing.

(b)Covenants.  The Seller shall have performed and observed in all material respects each covenant and other obligation required to be performed or observed by it pursuant to this Agreement and any other Transaction Document.

(c)Proceedings.  No Action shall be pending before any Governmental Authority or Governmental Order issued the result of which would prevent or prohibit the consummation of this Agreement.

(d)Approval.  Buyer shall have obtained the approval of its equityholders and board of directors or applicable management body to enter into this Agreement and to consummate the transactions described herein.

(e)Closing Deliverables of the Seller. The Seller shall have delivered, or cause to be delivered, to the Buyer all Seller Closing Deliverables (as detailed in Section 2.5(a), duly executed if applicable.

(f)Consent of Landlord to Assignment of Lease.  Seller shall have obtained the consent of landlord to the assignment by Seller and assumption by Buyer of the Lease for the Leased Real Property, and the release by landlord of all obligations and liabilities of Seller under the Lease as of the Closing.

(g)Governmental Authority Prohibition.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any prohibition, and no Person or Governmental Authority shall have instituted or threatened to institute any Action seeking any prohibition that, if enacted, issued, promulgated, enforced or entered, would restrain, enjoin or otherwise prohibit the transactions described herein.

(h)No Material Adverse Effect. No Material Adverse Effect shall have occurred since the Effective Date.

7.2Conditions of the Seller’s Obligation. The Seller’s obligation to effect this Agreement is subject to the satisfaction as of the Closing of the following conditions precedent (any of which conditions precedent may be waived by the Seller):

(a)Representations and Warranties. Each representation and warranty of the Buyer set forth in Article V shall be true and correct in all material respects at and as of the Closing.

(b)Covenants.  The Buyer shall have performed and observed in all material respects each covenant and other obligation required to be performed or observed by it pursuant to this Agreement and any other Transaction Document.

(c)Consent of Landlord to Assignment of Lease.  Seller shall have obtained the consent of landlord to the assignment by Seller and assumption by Buyer of the Lease for the Leased Real Property, and the release by landlord of all obligations and liabilities of Seller under the Lease as of the Closing.

(d)Closing Deliverables of the Buyer. The Buyer shall have delivered, or cause to be delivered, to the Seller all Buyer Closing Deliverables (as detailed in Section 2.52(b), duly executed if applicable.

ARTICLE VIII.

TERMINATION

8.1Generally.  This Agreement may be terminated by mutual written consent of Buyer and Seller at any time prior to the Closing or by written notice given prior to the Closing in the manner hereinafter provided as follows:

(a)by Buyer, if the Closing shall not have occurred on or before the Drop-Dead Date; provided by either the Buyer or Seller, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(b)by Buyer, if Seller is in breach of this Agreement in any material respect and Seller has failed to cure such breach within ten (10) Business Days of the receipt by Seller of written notice of such breach from Buyer;

(c)by Seller, if Buyer is in breach of this Agreement in any material respect and Buyer has failed to cure such breach within ten (10) Business Days of the receipt by Buyer of written notice of such breach from Seller; or

8.2Effect of Termination.  If this Agreement is terminated pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in this Section 8.2 and Article IX hereof shall survive the termination of this Agreement.  Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for a willful breach of any provision of this Agreement and provided further that if it shall be judicially determined that the termination of this Agreement was caused by a willful breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party found to have willfully breached this Agreement shall be responsible for payment or reimbursement of the other parties’ costs, fees and expenses related to the negotiation, preparation and execution of this Agreement and related consents, including attorneys’ fees and expenses.

ARTICLE IX.

MISCELLANEOUS

9.1Notices. All notices and other communications required or permitted under this Agreement shall be in writing delivered to the Parties at the mailing address, or regularly monitored electronic email address of the respective Party set forth below. Such notice or communication shall be deemed to have been given: (a) when delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier (with confirmation of delivery); or (c) if sent by e-mail of a PDF document, when the recipient, by an email sent to the email address for the sender stated in this section or by a notice delivered by another method in accordance with this section, acknowledges having received that email. Any party may change its notice address or email address by written notice to the other parties, given in accordance with this section.

If to the Seller, addressed to:
Omnitek Engineering Corp.
Attn: Kevin Jay Hayes Jr., President

Attn: Kevin Jay Hayes Jr

1501 N. Carlotte Avenue, Suite B203

Monroe, NC 28110

Email: jrhayes92@yahoo.com

If to the Buyer or Buyer Executive, addressed to:
Omnitek Corp.
Attn: Werner Funk, President and CEO

1280 Activity Dr. # D

Vista, CA 92081

E-mail: werner@omnitekcorp.com

9.2Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

9.3Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

9.4Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and the documents to be delivered hereunder and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

9.5Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

9.6No Third-party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

9.8Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

9.9Governing Law; Venue.  This Agreement is being executed and delivered and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles.  This Agreement shall be deemed made and entered into in San Diego County, State of California, and venue for any Proceeding as defined below, in connection with this Agreement shall be in San Diego County, California.

9.10Waiver of Jury Trial.  The Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Agreement, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any Party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a Party or otherwise.

9.11Expenses. Except as otherwise expressly provided herein, each of the Seller and the Buyer shall pay all of its own fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

9.12Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER

OMNITEK ENGINEERING CORP.

Date Signed: October 2, 2026/s/ Kevin Jay Hayes Jr.

__________________________________________

By: Kevin Jay Hayes Jr,

Title: President

BUYER

OMNITEK CORP.

Date Signed: October 2, 2026/s/ Werner Funk

__________________________________________

By: Werner Funk

Title: President and CEO

Date Signed: October 2, 2026/s/ Werner Funk

__________________________________________

Werner Funk, individually as Buyer’s Executive

EXHIBIT 1

Bill of Sale, Assignment and Assumption Agreement

BILL OF SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale, Assignment and Assumption Agreements (this “Agreement”) dated October 2, 2026 is by and Omnitek Engineering Corp., a California corporation (the “Assignor”) and Omnitek Corp., a California corporation (the “Assignee”), and is effective as of the Closing Date as defined in that certain Purchase Agreement defined below.

RECITALS

A.Whereas, Assignor, as Seller, and Assignee, as Buyer, are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated October 2, 2026.  Capitalized terms used but not defined in this Agreement have the meanings ascribed in the Purchase Agreement.

B.Whereas, Assignor desires to sell, convey, assign, transfer and deliver to Assignee, and Assignee wishes to acquire from Assignor, all of Assignor’s right, title and interest in the Purchased Assets.

C.Whereas, Assignor desires to assign all of its right, title and interest in and to the Assigned Contracts included in the Purchased Assets (collectively, the “Contracts”) to Assignee and Assignee desires to acquire all of Assignor’s right, title and interest in and to the Contracts.

D.Whereas, Assignor wishes to convey and transfer to Assignee, and Assignee wishes to assume from Assignor, all of the Assumed Liabilities.

AGREEMENT

For and in consideration of the recitals set forth above, and the covenants and agreements set forth below and other valuable consideration, the receipt of which is hereby acknowledged, Assignor and Assignee agree as follows:

1.Bill of Sale.  For value received pursuant to, and effective as of the Closing Date as defined in, the Purchase Agreement, Assignor, for itself and its successors and assigns, does hereby sell, convey, assign, transfer and deliver to and vest in Assignee and its successors and assigns all right, title and interest in and to all of the Purchased Assets as defined in the Purchase Agreement, subject to the representations, warranties and covenants contained in the Purchase Agreement.

2.Assignment.  Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in the Contracts.

3.Acceptance and Assumption. In accordance with and subject to the terms of the Purchase Agreement, Assignee hereby (a) purchases and accepts the assignment, transfer and conveyance, to the extent that such are legally assignable and necessary consents to assignment have been obtained, of each of Assignor’s rights, title and interests in, under and to the Contracts; (b) assumes, undertakes and agrees, subject to valid claims and defenses, to pay, satisfy, perform or discharge in accordance with the terms thereof all obligations and liabilities of any kind arising out of, or required to be performed under, such Contracts in accordance with the terms of the Purchase Agreement; and (c) assumes, undertakes and agrees to pay, satisfy, perform or discharge in accordance with the terms of the Purchase Agreement all of the Assumed Liabilities, as defined in the Purchase Agreement.

4.Authority to Perform and Power of Attorney. To facilitate and effectuate the transfer of the Purchased Assets including the Assigned Contracts, and assumption of the Assumed Liabilities by, Assignee, Assignor unconditionally appoints Werner Funk, Vice President of the Assignor as the

Bill of Sale, Assignment and Assumption Agreement	Page 1

Assignor’s attorney-in-fact coupled with an irrevocable interest, to do to file, endorse the name of the Assignor on any instrument and any documents needed to effectuate the transfer and assignment of any of the Purchased Assets and Assigned Contracts to Assignee, to perfect title of any of the Purchased Assets and Assigned Contracts in the name of the Assignee, to protect any of the Purchased Assets, to assume the Assumed Liabilities by Assignee, and do all such other acts and things necessary to carry out Assignor’s obligations under this Agreement.

5.Effect of This Agreement.   Nothing contained in this Bill of Sale shall supersede, modify, limit, eliminate or otherwise affect any of the representations and warranties, covenants, agreements or indemnities set forth in the Purchase Agreement.  This Bill of Sale is executed and delivered pursuant to the terms of the Purchase Agreement, and nothing herein shall be construed to modify, terminate or merge any rights any party thereto may have pursuant to the terms thereof.  In the event of any inconsistency or conflict between the terms of the Purchase Agreement and the terms of this Bill of Sale, the terms of the Purchase Agreement shall prevail.

6.Purchase Agreement. Nothing in this Agreement shall limit, diminish, alter or impair the rights of the parties under the Purchase Agreement, particularly with respect to Excluded Assets.

7.Binding Effect. The provisions of this Agreement are binding on and inure to the benefit of Assignor, its successors and assigns, and Assignee, its successors and assigns.

8.Headings. The section headings used in this Agreement are for reference and convenience only and shall not be used in the interpretation of this Agreement.

9.No Limitation of Rights. Nothing contained in this Agreement shall supersede, modify, limit, eliminate or otherwise affect any of the representations and warranties, covenants, agreements or indemnities set forth in the Purchase Agreement.  This Agreement is executed and delivered pursuant to the terms of the Purchase Agreement, and nothing herein shall be construed to modify, terminate or merge any rights any party thereto may have pursuant to the terms thereof.  In the event of any inconsistency or conflict between the terms of the Purchase Agreement and the terms of this Agreement, the terms of the Purchase Agreement shall prevail.

10.Governing Law; Venue.  This Agreement is being executed and delivered and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles.  This Agreement shall be deemed made and entered into in San Diego County, State of California, and venue for any Proceeding as defined below, in connection with this Agreement shall be in San Diego County, California.

11.Waiver of Jury Trial.  The Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Agreement, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any Party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a Party or otherwise.

12.Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Bill of Sale, Assignment and Assumption Agreement	Page 2

Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

*** Signature Page Follows ***

Bill of Sale, Assignment and Assumption Agreement	Page 3

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASSIGNOR

OMNITEK ENGINEERING CORP.

Date Signed: October 2, 2026	/s/ Kevin Jay Hayes Jr.
By: Kevin Jay Hayes Jr.
Title: President

ASSIGNEE

OMNITEK CORP.

Date Signed: October 2, 2026	/s/ Werner Funk
By: Werner Funk
Title: President and CEO

Bill of Sale, Assignment and Assumption Agreement	Page 4

EXHIBIT 2

Intellectual Property Rights Assignment

INTELLECTUAL PROPERTY RIGHTS ASSIGNMENT

This Intellectual Property Rights Assignment (“Assignment”) dated October 2, 2026, is by and Omnitek Engineering Corp., a California corporation (the “Assignor”) and Omnitek Corp., a California corporation (the “Assignee”), and is effective as of the Closing Date as defined in that certain Purchase Agreement defined below.

RECITALS

A.Whereas, Assignor, as Seller, and Assignee, as Buyer, are parties to that certain Asset Purchase Agreement (the “Purchase Agreement”) dated October 2, 2026.  Capitalized terms used but not defined in this Agreement have the meanings ascribed in the Purchase Agreement.

B.Whereas, pursuant to the Purchase Agreement, Assignor has agreed to sell, transfer and assign to Assignee all of the Assignor’s rights, title and interest to the Intellectual Property Rights (as defined in the Purchase Agreement), herein incorporated by reference in its entirety.

AGREEMENT

NOW, THEREFORE, in accordance with the obligations to assign the Intellectual Property Rights and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor agrees to the foregoing and as follows:

1.The Assignor does hereby sell, deliver, assign, transfer, and convey and irrevocably set over to Assignee, all of Assignor’s right, title, and interest in and to the name “Omnitek” any other assumed names, logos, or other identifiers associated with the Omnitek Business, any and all URL addresses, domain names, and/or websites used in the Omnitek Business, including without limitation www.omnitekcorp.com and any other domain names used in the Omnitek Business, along with all passwords and information associated therewith, any and all e-mail addresses, telephone and facsimile numbers currently used in the Omnitek Business, any and all patents, copyrights, trademarks, service marks, and any related pending applications or continuations, trade identification, trade dress, trade names, formulae, processes, procedures, designs, ideas, strategic and other business plans, research records, inventions, records of inventions, test information, photographic and/or audio-visual files and libraries (in any and all mediums), technical information, engineering data, trade secrets, know-how, proprietary information (including proprietary software algorithms and designs), mask work rights, database rights, publicity rights, privacy rights and other rights of a similar nature for which legal protection, statutory, common law or otherwise, may be obtained, in the United States and/or any other country or jurisdiction together with all related manuals, books, files, journals, models, instructions, patterns, drawings, blueprints, plans, designs, specifications, equipment lists, parts lists, descriptions, data, art work, computer programs and source and object code instructions for controlling the operation of a central processing unit or computer, hard copies and computer files containing data related thereto including all current and historical and current business and other records, related directly or indirectly the Omnitek Business.  All pending applications to register or otherwise obtain legal protection for any of the foregoing, all rights to make an application in the future to register or otherwise obtain legal protection for any of the foregoing, all rights of priority under U.S. federal laws and international conventions with respect to any of the foregoing, all continuations, continuations-in-part, divisions, renewals, extensions, patents of addition, reexaminations, or reissues of any of the foregoing and all related applications therefor. All goodwill associated with any of trademarks, service marks, trade identification, trade dress and trade names. And all rights to sue with respect to past and future infringements, misappropriations or violations of any of the foregoing.

Intellectual Property Rights Assignment	Page 1

2.To facilitate and effectuate the transfer of any of the assigned Intellectual Property Rights to the Assignee, Assignor unconditionally appoints Werner Funk, Vice President of the Assignor as the Assignor’s attorney-in-fact coupled with an irrevocable interest, to do to file, endorse the name of the Assignor on any instrument and any documents needed to effectuate the transfer and assignment of any of the Intellectual Property Rights to Assignee, to perfect title of any of the Intellectual Property Rights in the name of the Assignee, and to protect any of the Intellectual Property Rights, and to do all such other acts and things necessary to carry out Assignor’s obligations under this Agreement.

3.The Assignor represents and warrants that such Assignor has not granted and will not grant to others either (i) any right, title or interest in and to the Intellectual Property Rights, or (ii) any rights inconsistent with the rights granted herein.

4.No waiver, amendment, or modification of this Assignment shall be effective against either party hereto, unless in writing and executed by a duly authorized representatives of each of the parties.

5.Governing Law; Venue.  This Assignment is being executed and delivered and is intended to be performed, in the State of California, and to the extent permitted by law, the execution, validity, construction, and performance of this Assignment shall be construed and enforced in accordance with the laws of the State of California without giving effect to conflict of law principles.  This Assignment shall be deemed made and entered into in San Diego County, State of California, and venue for any Proceeding as defined below, in connection with this Agreement shall be in San Diego County, California.

6.Waiver of Jury Trial.  The Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Assignment, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Assignment, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any Party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a Party or otherwise.

7.Manner of Execution Counterparts.  This Assignment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Assignment.

*** Signature Page Follows ***

Intellectual Property Rights Assignment	Page 2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASSIGNOR

OMNITEK ENGINEERING CORP.

Date Signed: October 2, 2026	/s/ Kevin Jay Hayes Jr.
By: Kevin Jay Hayes Jr.
Title: President

ASSIGNEE

OMNITEK CORP.

Date Signed: October 2, 2026	/s/ Werner Funk
By: Werner Funk
Title: President and CEO

Intellectual Property Rights Assignment	Page 3

EXHIBIT 3

Lease Assignment

** Landlord’s Form of Consent of Landlord to be Inserted/Attached following Execution by Landlord**

EXHIBIT 4

Allocation of Purchase Price

Class	Description	Amount

Class I	Cash	$20,123

Class II	Not Applicable	$

Class III	Prepaid Expenses and Accrued Receivables	$149,362

Class IV	Inventory	$654,026

Class V	Fixed Assets and Deposits	$28,711

Class VI	Intangibles (Intellectual Property Rights, etc.)	$8
TOTAL		$852,230